Exhibit 10.14

270 Brannan Street
San Francisco, CA 94107

November 22, 2021

Doug Merritt
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA

Dear Doug:

We are pleased that, at the request of the board of directors of Splunk Inc. (“Splunk” or the “Company”), you have agreed to move into a strategic advisor capacity, supporting Graham Smith in his role as interim Chief Executive Officer through February 1, 2022. We appreciate your exceptional contributions to Splunk’s growth and success over the last eight years and the work you’ve done in setting the base for our ongoing business model transformation.

As we’ve discussed, your current employment terms will remain the same as set forth in your existing Offer Letter with the Company, dated November 16, 2015, as amended on each of June 4, 2019 and May 7, 2020 (the “Offer Letter”), except for the following changes:

● Your signature below indicates your resignation from your position as a member of the board of directors, effective immediately;
● You will remain a full-time employee, but your position as of today will be as strategic advisor to the interim Chief Executive Officer and your title as of today will be Strategic Advisor, reporting to Graham Smith; and
● The Company will not terminate your employment other than for Cause (as defined in the Offer Letter) prior to February 1, 2022.

The terms and conditions of the Offer Letter will continue in full force and effect, except as amended by this letter.

Best,

/s/ Steve Newberry

Steve Newberry
Lead Independent Director
Splunk Inc.